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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         Amended and Restated Employment Agreement dated as of February 1, 1997, by and between JENNA LANE, INC., a Delaware corporation with offices at 1407 Broadway, Suite 1801, New York, New York 10018 (the "Company") and MITCHELL DOBIES, residing at 5 Whistler Way, Marlboro, New Jersey 07746 (the "Executive").

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of March 24, 1995, providing for the employment of the Executive by the Company, which Agreement was amended pursuant to that certain Amendment to Employment Agreement dated as of March 24, 1995, further amended pursuant to that certain Amendment to Employment Agreement dated as of April 10, 1995 and further amended pursuant to that certain Amendment to Employment Agreement dated as of March 23, 1996 (collectively, the "Employment Agreement"), initially capitalized terms not otherwise defined herein having their respective meanings as set forth in the Employment Agreement; and

         WHEREAS, the Company and the Executive desire to further amend and restate in its entirety, as so amended, the Employment Agreement pursuant to the terms and conditions hereof.

         NOW, THEREFORE, the Employment Agreement is hereby amended and restated in its entirety as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. Employment and Duties.

              (a) The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, as President and co-Chief Executive Officer of the Company, and shall report directly to the Board of Directors of the Company. As such, Executive shall perform duties and functions and assume and discharge those responsibilities which are otherwise usually performed by persons holding his title with the Company and shall perform such other duties as may be assigned to him from time to time by the Board of Directors.

              (b) The Executive shall devote his full time to the business and affairs of the Company, shall use his best efforts to promote the interests of the Company and its affiliates, and shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The Executive shall not engage in any other employment or business activity, except the supervision of his private investments.

              (c) The Company agrees that during the term hereof the Executive's duties shall be such as to allow him to live and work in the New York City Metropolitan Area, and in no event shall the Executive be required to move his residence from, or operate outside of, the New York City Metropolitan Area.

         2. Compensation.
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              (a)  Salary. As payment in full for all services to be rendered by the Executive during the term hereof, the Company shall pay the Executive, and the Executive shall accept, an annual salary ("Base Salary") at the rates set forth below. The Company, acting by its Board of Directors, may, in its sole and absolute discretion, increase the salary of the Executive during the term hereof. Such salary shall be payable in equal weekly installments or as otherwise agreed upon by the Company and the Executive.

         Period                     Base Salary
         ------                     -----------
         2/1/97-3/31/97             $225,000
         4/1/97-3/31/98             $250,000
         4/1/98-3/31/99             $275,000
         4/1/99-3/31/00             $300,000

              (b) Fringe Benefits. The Company shall provide the Executive with perquisites consistent with those provided to other senior executives of the Company, to the extent so provided, including, without limitation, health insurance for him and his dependents (or reimburse him for reasonable cost which he incurs himself with respect thereto), disability, life and accident insurance (such health insurance, disability, life and accident insurance, collectively, "Insurance"), pension, profit sharing, stock option, stock bonus or other employee benefit plans. The Company also shall provide Executive with a monthly expense allowance (the "Expense Allowance") which Executive shall utilize for business expenses related to the business of the Company, in amounts as follows:

         Period                     Monthly Expense Allowance
         ------                     -------------------------
         2/1/97-3/31/97             $3,500
         4/1/97-3/31/98             $3,500
         4/1/98-3/31/99             $3,834
         4/1/99-3/31/00             $4,167

Executive also shall be entitled to and shall receive during the term hereof such vacation, holiday and similar rights and privileges as are enjoyed generally by senior executives of the Company as of the date hereof; provided however that Executive shall be entitled to no less than twenty-five (25) business days annual vacation. The Company agrees not to reduce or remove any perquisites, emoluments of office or title or benefits enjoyed by Executive on the date hereof.

              (c) Participation in Bonus Pool. The Board of Directors shall include Executive in the distribution of an aggregate, to all executives of the Company who may participate, of twelve and one-half percent (12 1/2%) of the excess above $1,000,000 of the net income before taxes of the Company for each fiscal year of the Company during the term hereof (the "Bonus Pool"), payable once annually at such time as the Board of Directors shall determine, provided, that in no event shall the amount in the Bonus Pool be less than $100,000 if the net income before taxes of the Company for such fiscal year has equaled or exceeded $1,000,000. That portion of the Bonus Pool which shall be payable to Executive shall be in the sole discretion of the Board of Directors. Notwithstanding the foregoing, Executive shall receive a minimum annual bonus equal to $15,000 (the "Minimum Bonus").


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              (d)  Issuance of Performance Shares. The Company acknowledges having issued to you 222,857 shares (the "Performance Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), taking into account the 0.9047619 for one stock dividend declared in July 1996. The Performance Shares, upon issuance, were validly issued and fully paid shares of Common Stock of the Company, provided, however, that (i) one-half of the Performance Shares ("One Half") shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve net income before taxes ("Net Income") of at least $2.0 million during the period of April 1, 1997 through March 31, 1998 ("1998 Fiscal Year"), provided that (x) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.5 million but less than $1.75 million and (y) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1998 Fiscal Year of at least $1.75 million but less than $2.0 million, (ii) One Half shall be repurchased by the Company for the par value thereof in the event that the Company does not achieve Net Income of at least $2.5 million during the period of April 1, 1998 through March 31, 1999 ("1999 Fiscal Year"), provided that (z) only one-half of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2 million but less than $2.25 million and (zz) only one-quarter of such One Half shall be repurchased by the Company in the event that the Company achieves Net Income for the 1999 Fiscal Year of at least $2.25 million but less than $2.5 million, (iii) all of which Performance Shares shall be repurchased by the Company for the par value thereof upon termination of Executive's employment hereunder in the event that Executive's employment shall terminate prior to March 31, 1998 and shall be terminated by the Company for Cause or by Executive without Good Reason; and (iv) one-half of which Performance Shares shall be repurchased by the Company for the par value thereof upon termination of Executive's employment hereunder in the event that Executive's employment shall terminate prior to March 31, 1999 and shall be terminated by the Company for Cause or by Executive without Good Reason. Net income before taxes, for purposes of the foregoing calculations, will exclude any tax deduction obtained by the Company solely on account of the issuance of the Performance Shares and all similar Performance Shares issued to directors and members of management of the Company. This provision shall survive any termination of this Agreement.

         3. Term of Employment. The term of employment of the Executive hereunder, which commenced pursuant to the Employment Agreement, shall continue for the three year period commencing on the date hereof (the "Initial Term"), provided that this Agreement shall be deemed renewed on a year to year basis (each a "Renewal Term") on the same terms as shall have been effective at the end of the Initial Term in the event that neither party gives the other written notice of its intent to terminate this Agreement at least 60 days prior to the expiration of the Initial Term or Renewal Term, as the case may be.

         4. Termination of Employment.

              (a) Termination upon Death, Disability, Good Reason or for Cause. The Executive's employment shall terminate upon expiration of the Initial Term or any Renewal Term of this Agreement as provided in Section 3 or upon the death of the Executive, and may be terminated immediately, by the majority vote of all members of the Board of Directors of the Company (excluding Executive), if the


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Executive suffers a Disability or in case of Cause, or may be terminated upon 90 days' advance written notice by the Company without Cause, or may be terminated by the Executive for Good Reason. "Disability" shall mean such physical or mental disability or incapacity of the Executive as, in the good faith determination of the Board of Directors, has prevented him from performing substantially all his duties hereunder during any period of 90 consecutive days or 120 days in any six-month period. "Cause" shall mean (i) a nonappealable judicial determination of Executive's malfeasance or dishonesty with respect to actions related to the Company, (ii) conviction or plea of guilty or no contest by Executive of (A) any felony or (B) any crime against the Company or (iii) failure to act upon the express lawful direction of the Board of Directors, after 15 days' written notice and opportunity to cure such failure, so long as such direction (x) is to take action within Executive's duties, (y) is neither unethical or immoral, in the reasonable determination of Executive and (z) does not purport to require Executive to take actions which relate to day-to-day management of the Company. "Good Reason" shall mean, (i) after 30 days' written notice and opportunity to cure, any breach of the terms hereof by the Company, including without limitation any reduction or removal of any of his duties, compensation, perquisites, emoluments of office or title or benefits enjoyed by Executive on the date hereof or (ii) a Change in Control (as hereinafter defined).

              (b) Consequences of Termination for Good Reason or other than for Cause. In the event of the termination of Executive's employment by the Company for any reason other than Cause or in the event of termination by Executive for Good Reason, he shall receive (i) in one lump sum, the balance of all Base Salary which had accrued through the date of such termination, as well as all Base Salary remaining yet to be paid until the expiration of the Initial Term or the then current Renewal Term, as applicable ("Expiration"), provided, that if such termination occurs after March 31, 1999, then in addition to such Base Salary, you shall receive an amount equal to an additional one year's Base Salary, (ii) the Company shall continue to pay Insurance on your behalf through Expiration, unless you shall become employed, upon which such payments would cease, (iii) all accrued but unpaid portions of the Expense Allowance, (iv) upon payment to other executives of the Company, all announced but unpaid Bonus Pool payments, (v) upon payment to other executives of the Company, a portion of the Bonus Pool payment next announced and paid, pro-rated based upon the portion of the fiscal year during which Executive was employed, the portion of the Bonus Pool to be paid to Executive being no less (adjusted for such proportion of the fiscal year) than the portion of the previous year's Bonus Pool, (vi) any reimbursement of business expenses in excess of the Expense Allowance and (vii) all rights for the Company to repurchase any of the Performance Shares, unless such right shall have accrued but not been exercised, shall be null and void as of the date of such termination.

              (c) Consequences of Termination without Good Reason or for Cause. In the event of a termination of the Executive's employment by the Company for Cause, or in the event of termination by Executive without Good Reason, he shall receive (i) in one lump sum, the balance of all accrued but unpaid Base Salary and Expense Allowance, (ii) upon payment to other executives of the Company, all announced but unpaid Bonus Pool payments and (iii) any reimbursement of business expenses in excess of the Expense Allowance. Upon such termination, the Company shall have the right to repurchase Performance Shares, if applicable, pursuant to Paragraph 2(d) above.

              (d) Consequences of Termination after Change in Control. Notwithstanding the


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foregoing, in the event that Executive's employment with the
Company ceases for any reason within 18 months after a Change in Control, he shall receive the greater of the amounts described above and a lump sum payment equal to 299% of the average of all annual compensation (including all Base Salary, Expense Allowance and the reasonable value of all fringe benefits) received for the previous five years (or lesser period since the Company was incorporated). Further, in the event the provisions of this Paragraph 4(d) are in any manner involved in litigation or arbitration and Executive incurs legal fees or expenses or must make a contribution to a judgment or a settlement of the matter, the Company agrees to reimburse him for any and all such expenditures. Such fees or expenses shall not be reimbursed in the event that Executive is unsuccessful in such litigation or arbitration.

              (e) Definition of Change in Control. As used herein, a "Change in Control" shall be deemed to have occurred:

                   (i) if any "person" (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Executive, shall have become the beneficial owner, directly or indirectly, of Common Stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, unless more than eighty (80%) of the Board of Directors, as constituted immediately prior to the date of the Change in Control, decide in their reasonable discretion that no Change in Control has occurred, Executive not being allowed to vote on such matter as a Director; provided, that if any such person shall become the beneficial owner, directly or indirectly, of Common Stock of the Company representing thirty-three and one third percent (33-1/3%) or more of the Company's then outstanding securities, a Change in Control shall ipso facto have occurred,

                   (ii) if at any time individuals who at the date of this Agreement constitute a majority of the Board of Directors cease, for any reason other than death or voluntary resignation (being a resignation not requested by any other person or persons), to constitute at least a majority of the Board, provided, that no Change in Control shall be deemed to occur which takes place prior to, or contemporaneous with, the Company's currently contemplated initial public offering of securities, and provided, further, that no Change in Control shall be deemed to have occurred if any change described herein (x) has been approved by a vote of at least eighty percent (80%) of all the members of the Board of Directors and (y) such change is part of a transaction pursuant to which an equity interest in the Company representing at least ten percent (10%) of the issued and outstanding capital stock of the Company, on a fully diluted basis, is being sold by the Company to third parties, or

                   (iii) if there is a Change in Control of a nature that, in the opinion of counsel for the Company, would be required to be reported in response to Item 5(f) of Schedule 14A under the Exchange Act, unless three-quarters of the Board, as constituted immediately prior to the date of the Change in Control, decide in their reasonable discretion that no Change in Control has occurred, Executive not being allowed to vote on such matter as a Director.

              (f) "Golden Parachute" Limitation. Notwithstanding anything contained herein, nothing in Paragraph 4(d) is intended to provide compensation or severance to Executive in an amount which, in the aggregate with all other payments in the nature of compensation paid to (or for the benefit of)


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
Executive, would require the payment of the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor to such Section , and no payments to Executive under Paragraph 4(d) shall be made which so require the payment of any such excise tax.

         5. Non-Competition; Confidentiality; Inventions.

              (a) The Executive shall not, at any time during the period of his employment by the Company or (i) within one (1) year after termination of his employment, if termination is a result of termination for Cause or is a result of Executive's termination other than for Good Reason, or (ii) within 90 days after termination of employment, if termination is a result of the expiration of the Initial Term or any Renewal Term, termination not for Cause by the Company or termination by Executive for Good Reason (such period, as applicable, the "Restriction Period"), in either case directly or indirectly, solicit or permit any business of which he is an owner, partner, shareholder or executive to solicit any employee of the Company or any of its affiliates to leave its employ or join the employ of another, then or at a later time.

              (b) The Executive shall not, at any time during the period of his employment by the Company or during the Restriction Period, in either case directly or indirectly, engage in or be interested (as owner, member, partner, shareholder, employee, director, officer, manager, agent, consultant or otherwise) in any firm or Company which engages in any business which competes, directly or indirectly, with the business of the Company; provided that the ownership of two percent or less of a publicly-traded class of securities shall not be deemed a violation of the foregoing covenant.

              (c) The Executive shall not, directly or indirectly, either during the term of this Agreement or thereafter, disclose to any person, firm or Company or use (except in the regular course of the Company's business) any confidential information of any type that he shall have acquired as a result of his employment with the Company, unless such information has been first published voluntarily and intentionally by the Company, or unless such disclosure is required by law. Promptly after termination of his employment hereunder, the Executive will surrender to the Company any and all lists, manuals, books and records of or relating to the business of the Company, all copies of the former, whether in use or not, and all other property belonging to the Company.

              (d) The Executive agrees to make prompt and complete disclosure of every invention (whether or not patentable), process, product, apparatus, plan, system or improvement which he conceives or makes, and any patent application which he files, during the period of his employment by the Company or during the Restriction Period, which pertain to the Company's present or then contemplated field of business. The Executive further agrees that every said invention, process, product, apparatus, plan, system, improvement and filing which relates to the Company's present or then contemplated field of business shall be the sole and exclusive property of the Company but without expense to himself, he will execute any and all proper applications for patents, copyrights and trademarks, assignments and other instruments which the Company shall deem necessary or convenient to perfect its title in said property or to otherwise protect its interest therein in the United States or foreign countries, and render aid and assistance to the Company in any litigation or other proceeding pertaining to said property.


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              (e)  The provisions contained in this Section 5 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this
Section is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

              (f)  The Executive acknowledges that the provisions of this
Section 5 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that the Company will be entitled to injunctive relief for the purpose of restraining the Executive from violating such covenants in addition to any other relief to which the Company may be entitled under this Agreement.

         6. Representations and Warranties of Executive. Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution, delivery and performance under this Agreement or the other rights of the Company hereunder, and (b) Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement.

         7. Miscellaneous.

              (a) This Agreement shall be governed by and be construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed in that state.

              (b) The Executive may not assign his rights or obligations under this Agreement, or a participation in such rights and obligations, to any person.

              (c) All notices and other communications under this Agreement shall be in writing and shall be considered given only when delivered personally against written receipt therefor, mailed by registered mail (return receipt requested), or sent by expedited or overnight delivery service with return receipt, or sent by telecopier with confirmed receipt, to the party to receive notice at the addresses first set forth above, or such other address as either party may, upon ten (10) days' written notice, direct.

              (d) Each of the parties hereto shall hereafter, at the request of either party hereto, execute and deliver such further documents and agreements, and do such further acts and things as may be necessary or expedient to carry out the provisions of this Agreement.

              (e) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

              (f) This Agreement constitutes a complete statement of all of the arrangements between the parties as of the date hereof with respect to the matters contemplated hereby, supersedes all prior agreements and understandings between them, and cannot be changed or terminated orally.

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
              (g) The headings in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

              (h) This Agreement shall inure to the benefit of, and be binding upon, the heirs and personal representatives of the Executive and any successor to the Company including, but not limited to, any successor by merger or consolidation to the Company's business and assets.

              IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the date first above written.

                                  JENNA LANE, INC.


                                  By:       /s/ Charles Sobel
                                     -------------------------------------------

                                      Charles Sobel, Co-Chief Executive Officer


                                        /s/ Mitchell Dobies
                                  ----------------------------------------------
                                  MITCHELL DOBIES


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